EXHIBIT 99.1




                   CARVER BANCORP, INC. PROVIDES FINAL RESULTS
                             ON ANNUAL MEETING VOTE


NEW YORK, MARCH 3, 2000 - Carver Bancorp, Inc. (Amex: CNY), the holding company for Carver Federal Savings Bank, today reported the following final results of last week's annual meeting vote as supplied to Carver by CT Corporation System ("CT"), the independent inspector of election.

The following results are taken from CT's final report on the election.

         o On Proposal One, shareholders voted 887,934 shares and 888,031 shares for former Mayor David N. Dinkins and Chairman of the Board David R. Jones, respectively. Teri Williams received 857,264 of the shares voted, and Kevin Cohee received 856,342 of the shares voted.

         o On Proposal Two, Carver shareholders voted 1,657,339 shares to 111,942 shares in favor of the ratification KPMG LLP as the Company's independent accounting firm for the fiscal year ending March 31, 2000.

         o On Proposal Three, a proposal that the shareholders adopt a nonbinding resolution recommending that the board immediately engage the services of an investment banker to explore alternatives to enhance shareholder value, shareholders voted 1,271,540 shares against the proposal as compared to 459,843 shares for the proposal.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank operates seven full service branches in the New York City boroughs of: Brooklyn, Queens, Manhattan, and in Nassau County, New York. Carver Federal's deposits are insured by the FDIC. Shareholders, analysts and others seeking information about Carver Bancorp, Inc. are invited to write to: Carver Bancorp, Inc., Investor Relations, 75 West 125th Street, New York, NY 10027.

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